Exhibit 99.3

HESS MIDSTREAM LP

SELECTED FINANCIAL DATA

The following is a summary of selected financial and operating data that should be read in conjunction with both our Supplemental Consolidated Combined Financial Statements and Accompanying Notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this current report on Form 8‑K.

	Year Ended December 31,
	2018(1)	2017(1)	2016(1)	2015(1)
(in millions, except as noted)
Consolidated Statement of Operations Selected Data:
Revenues and other income	$712.7	$579.5	$510.0	$565.1
Net income	325.5	242.0	81.6	139.0
Net income attributable to Hess Midstream Partners LP subsequent to the IPO on April 10, 2017	70.8	41.2	-	-
Per Unit Data:
Net income attributable to Hess Midstream Partners LP subsequent to the IPO on April 10, 2017 per common unit (basic and diluted)	$1.27	0.75	$-	$-
Net income attributable to Hess Midstream Partners LP subsequent to the IPO on April 10, 2017 per subordinated unit (basic and diluted)	$1.27	0.75	$-	$-
Cash distributions declared per limited partner unit	$1.4061	$0.9028	$-	$-
Consolidated Statement of Cash Flows Selected Data:
Operating activities	$466.9	$336.5	$247.5	$253.7
Investing activities	$(307.6)	$(131.4)	$(268.6)	$(323.5)
Financing activities	$(405.7)	$148.9	$19.5	$73.1
Other Financial Measures:
Adjusted EBITDA(2)	$505.1	$379.6	$272.8	$238.9
Capital expenditures(3):
Maintenance	$6.9	$18.8	$8.0	$18.5
Expansion	$264.4	$99.5	$264.8	$274.3
Operating volumes:
Gas gathering (MMcf/d)	248	213	202	214
Crude oil gathering (MBbl/d)	89	64	57	39
Gas processing (MMcf/d)	233	200	188	194
Crude oil terminaling (MBbl/d)	101	69	59	73
NGL loading (MBbl/d)	14	12	13	13
Water gathering (MBbl/d)	25	16	-	-

(1)	Financial information presented in this table has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.
(2)

For a definition of Adjusted EBITDA and a reconciliation to the most directly compared financial measures calculated and presented in accordance with U.S. generally accepted accounting principles, see Supplemental Consolidated Combined Financial Statements included in this current report on Form 8-K.

(3)

Represents capital expenditures attributable to 100% of the operations of Hess North Dakota Pipelines Operations LP, Hess TGP Operations LP, Hess North Dakota Export Logistics Operations LP, Hess Mentor Storage Holdings LLC and Hess Water Services LLC.